Exhibit No. 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Satellogic Inc. for the registration of $200,000,000 aggregate amount of shares of its Class A common stock and to the incorporation by reference therein of our report dated March 19, 2026, with respect to the consolidated financial statements of Satellogic Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina

March 19, 2026